Exhibit 23

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-55832, 333-104930 and 333-106190) of our report dated February 16, 2006, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the years ended December 31, 2005. We also consent to the incorporation by reference of our report dated February 16, 2006, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2005, which report is included in the Annual Report on Form 10-K.

/s/BKD, LLP

Springfield, Missouri
March 15, 2006